Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Special Cash Dividend

Exton, PA.—(BUSINESS WIRE)—September 8, 2008—Innovative Solutions & Support, Inc. (NASDAQ:ISSC-news) (the “Company”) today announced that its Board of Directors has declared a special cash dividend in the amount of $1.00 per share.  The dividend will be payable on or about September 29, 2008 to shareholders of record as of the close of business on September 18, 2008.  The amounts necessary to pay the special dividend will be funded in cash from the proceeds received in connection with the Company’s previously announced settlement with Kollsman, Inc.  The Company expects its strong cash balance will be sufficient to fund the FY 2009 growth plan and return to profitability and positive cash flow.

About Innovative Solutions

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator engaged in the design, manufacture and marketing of Flat Panel Display Systems, Air Data equipment, Flight Information Computers, Engine and Fuel Measurement and Control Computers, and advanced monitoring systems that measure and display critical flight information.  This includes data relative to aircraft separation, airspeed and altitude as well as fuel and instrument measurements.

Certain matters contained herein are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Mr. John Long at (610) 646-0350